Exhibit 99.1

Coach Announces Extensions to Long-Term Employment Agreements for Three Key Executives; Provides First Quarter Business Update; Earnings of at Least $0.25 Projected, up at Least 47% and Ahead of Analysts' Expectations

    NEW YORK--(BUSINESS WIRE)--Aug. 24, 2005--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced that three key executives: Lew Frankfort, Chairman and CEO, Reed Krakoff, President and Executive Creative Director, and Keith Monda, President and Chief Operating Officer, entered into three-year extensions to their original five-year employment agreements, which will now be in effect through August 2011.
    The company also announced that its first quarter results to date are tracking ahead of plan. The company now expects that fiscal first quarter sales and earnings for the period ending October 1, 2005 will increase to at least $445 million and $0.25 per diluted share, respectively. This compares with prior year's sales of $344 million and earnings of $0.17 per share and represents increases of at least 29% and 47%, respectively. The analysts' consensus estimate is currently $0.24 per share. The company also expects fiscal year 2006 sales of about $2.1 billion and earnings per share of at least $1.25.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "I am very pleased to announce that Reed Krakoff and Keith Monda have joined me in extending their employment agreements with the company, underscoring our optimism and continued commitment towards the business. Clearly, our management team has communicated a consistent vision and instilled a culture of innovation and continuous improvement throughout Coach, driving the company to deliver exceptional financial performance during the last several years. I believe that ensuring the continuity of this leadership will be a key factor in providing excellent results well into the future."
    Mr. Frankfort added, "We have seen robust sales continue throughout the summer and into the start of the fall season across all business units. All of our key performance metrics continue to demonstrate the vibrancy of the Coach brand. And we reaffirm the first quarter comparable store sales guidance presented during our August conference call. Consumers have enthusiastically embraced our transitional and fall offerings, including the updated Hamptons Weekend, Soho and Hamptons Leather collections, the new sophisticated Signature Patchwork handbag group and the Chelsea collection in leather and Optic Signature fabrications."
    Coach will present at the Goldman Sachs Global Retailing Conference Thursday, September 8, 2005 at 8:55 a.m. (EDT). The audio portion of the presentation will be webcast live and archived for a period of five business days and is available to the general public. To access the live audio portion of the presentation, log onto: http://customer.talkpoint.com/GOLD006/090705a_mk/default.asp?entity= coach or www.coach.com/investors. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field. You may also need to remove an extra space in the URL if one exists).
    In should be noted that forward guidance excludes the earnings impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which is currently required in the first quarter of fiscal year 2006.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.

    CONTACT: Coach
             Analysts & Media:
             Andrea Shaw Resnick, 212-629-2618